Exhibit 99.1

FOR MORE INFORMATION:

Company Contact:

Vivian Lopez-Blanco, 954-384-0175, x-5020

Chief Financial Officer/Treasurer

vivian_lopezblanco@mednax.com

Investor Relations Contact:

Westwicke Partners

Charles Lynch, 443-213-0504

charles.lynch@westwicke.com

FOR IMMEDIATE RELEASE

MEDNAX Reports 2013 Third Quarter EPS of $1.52

Company Files Universal Shelf Registration Statement

FORT LAUDERDALE, Fla., October 31, 2013 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings of $1.52 per share for the three months ended September 30, 2013 resulting from strong revenue growth, primarily from recent acquisitions.

For the 2013 third quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 17.3 percent to $555 million;

•	Net income growth of 16.8 percent to $77 million; and

•	Cash flow from operations growth of over 17 percent to $158 million.

“We continue to deliver solid operating results and remain committed to a growth strategy that we believe creates long-term value for our patients, for our physicians and for our shareholders,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continue to manage a very full and robust acquisition pipeline, and are confident in the long-term viability of our model that offers physicians an environment to focus on patient care. At the same time, we remain focused on opportunities to manage our national group practice more efficiently.”

MEDNAX’s net patient service revenue for the three months ended September 30, 2013, increased by 17.3 percent, to $554.7 million, from $473.1 million for the comparable prior-year period, largely driven by contributions from acquisitions completed since July 2012.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 13.6 percent, while overall same-unit revenue grew by 3.7 percent when compared to the prior year period.

During the three months ended September 30, 2013, MEDNAX received parity payments from certain states that are now paying at the Medicare rate for Medicaid services as a result of the Patient Protection and Affordable Care Act. MEDNAX’s third quarter results include approximately $10.5 million in revenue from parity payments that contributed approximately $0.06 to its net income per diluted share, reflecting the impacts from incentive compensation and income taxes.

Same-unit growth from net reimbursement-related factors was 4.1 percent. This was principally due to the favorable impact of the parity payments received during the three months ended September 30, 2013 and continued modest improvements in managed care contracting. Additionally, same-unit payor mix had a positive shift of 30 basis points toward a higher percentage of services reimbursed from commercial payors rather than government programs as compared to the 2012 third quarter.

Same-unit revenue attributable to patient volume decreased by 0.4 percent for the 2013 third quarter when compared to the prior-year period, primarily driven by declines in hospital-based neonatal practices. For the 2013 third quarter, same-unit neonatal intensive care unit (NICU) patient days were down by 3.5 percent, as compared to the 2012 period. These declines were offset by increases across all other service lines, including hospital-based anesthesia services, office-based maternal-fetal medicine and pediatric cardiology services as well as other pediatric physician services, primarily newborn nursery services.

Operating income for the 2013 third quarter was $123.3 million, up 14.8 percent from $107.4 million for the prior-year period. Operating margin was 22.2 percent for the 2013 third quarter, as compared to 22.7 percent for the prior-year period. The decrease of 46 basis points was primarily the result of the variability in margins due to the mix of practices acquired since July 2012, partially offset by the favorable impact from operating expense efficiencies.

For the 2013 third quarter, general and administrative expenses were $54.7 million, as compared to $48.2 million in the prior-year period, a growth rate of 13.4 percent, which is considerably lower than the rate of revenue growth. General and administrative expenses as a percentage of net patient service revenue was 9.9 percent for the three months ended September 30, 2013 as compared to 10.2 percent for the three months ended September 30, 2012.

MEDNAX generated net income of $77.0 million for the 2013 third quarter, or $1.52 per share based on a weighted average 50.6 million shares outstanding. This compares with net income of $65.9 million, or $1.32 cents per share for the 2012 third quarter, based on a weighted average 49.8 million shares outstanding.

Through the first nine months of 2013, MEDNAX has generated revenue of $1.59 billion, up 17.9 percent from $1.35 billion for the prior-year period. Operating income for the nine months ended September 30, 2013, grew by 14.6 percent to $328.2 million, up from $286.5 million for the first nine months of 2012. MEDNAX earned net income of $201.5 million, or $3.99 per share through September 30, 2013, based on a weighted average 50.5 million shares outstanding, which compares to net income of $174.8 million, or $3.53 per share based on a weighted average 49.6 million shares outstanding for the first nine months of 2012.

At September 30, 2013, MEDNAX had cash and cash equivalents of $16.2 million and net accounts receivable were $272.8 million. The Company had $123.5 million drawn on its $800 million revolving credit facility at September 30, 2013.

During the 2013 third quarter, MEDNAX generated cash flow from operations of $157.9 million, as compared to $134.7 for the 2012 third quarter. For the nine months ended September 30, 2013, MEDNAX generated cash flow from operations of $266.8 million, an increase of $47.1 million from the first nine months of 2012.

MEDNAX used $77.2 million of its cash during the 2013 third quarter to fund practice acquisitions and to make contingent purchase price payments for previously completed acquisitions. A total of eight physician group practices have been acquired during 2013 through September 30, with five physician group practices becoming part of American Anesthesiology and three group practices becoming part of Pediatrix Medical Group.

During the 2013 third quarter, the Company also used $51.9 million of its cash to repurchase shares of its common stock under a share repurchase program that was approved by its Board of Directors in July 2013.

Since the end of the 2013 third quarter, MEDNAX has announced the acquisition of one neonatology practice in Dayton, Ohio.

MEDNAX also announced today that it has filed a universal shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”). The registration statement is intended to provide the Company increased flexibility in executing its acquisition program.

“The filing of this shelf registration statement is a step we are taking primarily to ensure that we have the flexibility we may need related to our acquisition program,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Although we have no specific plans to issue securities at this time, given our business development activity, we want to be sure that we can act quickly should a transaction come about that might include equity consideration.”

2013 Fourth Quarter Outlook

For the 2013 fourth quarter, MEDNAX expects earnings will be in a range of $1.47 to $1.52 per share. This outlook assumes that same-unit revenue growth for the three months ended December 31, 2013 will be approximately 2.5 percent higher to 4.5 percent higher, year-over-year. This same-unit revenue growth will be driven primarily by net reimbursement growth, including the positive impact from parity. The forecast estimates volume to be essentially flat for the 2013 fourth quarter.

Regarding the Medicaid parity rule, MEDNAX has received parity monies from certain states that are now paying at the Medicare rate for Medicaid services. As a result, MEDNAX is including approximately $0.06 per share, reflecting the impacts from incentive compensation and income taxes, in its outlook for the 2013 fourth quarter for payments expected from those states that are currently paying.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.S.T. November 14, 2013 by dialing 800.475.6701, access Code 304312. The replay will also be available at www.mednax.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 330 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 1,700 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,200 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

###

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net patient service revenue	$554,730	$473,134	$1,586,625	$1,345,280

Operating expenses:
Practice salaries and benefits	346,879	292,030	1,008,002	840,242
Practice supplies and other operating expenses	19,445	17,606	58,361	52,547
General and administrative expenses	54,654	48,200	162,573	143,269
Depreciation and amortization	10,461	7,925	29,475	22,725

Total operating expenses	431,439	365,761	1,258,411	1,058,783

Income from operations	123,291	107,373	328,214	286,497
Investment income	372	422	1,170	1,215
Interest expense	(1,507)	(624)	(4,369)	(2,026)

Income before income taxes	122,156	107,171	325,015	285,686
Income tax provision	45,198	41,261	123,472	110,882

Net income	$76,958	$65,910	$201,543	$174,804

Net income per common and common equivalent share (diluted)	$1.52	$1.32	$3.99	$3.53

Weighted average shares used in computing net income per common and common equivalent share (diluted)	50,589	49,809	50,481	49,570

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of September 30, 2013	As of December 31, 2012
Assets:
Cash and cash equivalents	$16,242	$21,280
Short-term investments	4,920	6,584
Accounts receivable, net	272,814	248,066
Other current assets	78,987	83,114
Goodwill, other assets, property and equipment	2,606,902	2,391,293

Total assets	$2,979,865	$2,750,337

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$256,596	$255,661
Total debt	123,758	144,334
Other liabilities	365,417	314,974

Total liabilities	745,771	714,969
Shareholders’ equity	2,234,094	2,035,368

Total liabilities and shareholders’ equity	$2,979,865	$2,750,337